Exhibit 5

                         Bryan F. ("Buck") Smith, Jr.
                         Senior Vice President and General Counsel
                         Direct Dial Number (214) 828-7991
                         Facsimile Number (214) 841-6574

                                              December 4, 1998
The Southland Corporation
2711 North Haskell Avenue
Dallas, Texas  75204-2906

     This opinion of counsel is given in connection with a Registration Statement on Form S-8 filed by The Southland Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") on or about December 7, 1998, pursuant to the Securities Act of 1933, as amended, relating to the registration of 1,200,000 shares (the "Shares") of its common stock, par value $.0001 per share, to be issued pursuant to the terms of the Company's Stock Compensation Plan for Non-Employee Directors (the "Plan").

     As Senior Vice President and General Counsel of the Company, I am familiar with the affairs of the Company, including the action taken by the Company in connection with the approval of the Plan and the authorization of issuance of the Shares.

     Based upon the foregoing, it is my opinion that the Shares, when issued in accordance with the provisions of the Plan, as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

     I hereby consent to the use of this opinion as an Exhibit to the Registration Statement.

Very truly yours,



Bryan F. Smith, Jr.
Senior Vice President and
General Counsel















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